Exhibit 99.2


                      MELLON BANK CREDIT CARD MASTER TRUST

                          ANNUAL SERVICER'S CERTIFICATE


         The undersigned, a duly authorized representative of Citibank (South Dakota), N.A., as Successor Servicer ("Citibank (South Dakota)"), pursuant to the Pooling and Servicing Agreement, dated as of November 1, 1995, (as may be amended, from time to time, the "Pooling and Servicing Agreement"), as supplemented by the Series 1995-A Supplement (as amended and Supplemented, the "Series Supplement"), relating to the Mellon Bank Credit Card Master Trust (the "Trust"), each among Citibank (South Dakota) N.A., as Successor Servicer and Transferor, and the Bank of New York, as Trustee, does hereby certify that:

         1. Citibank (South Dakota) is, as of the date hereof, the Servicer under the Agreement.

         2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

         3. A review of the activities of the Servicer during the year ended December 31, 1999, and of its performance under the Agreement was conducted under my supervision.

         4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing.

         Capitalized terms used in this Certificate have their respective meanings as set forth in the Pooling and Servicing Agreement.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 22nd day of March, 2000.


                                        CITIBANK (SOUTH DAKOTA), N.A.


                                        By: /s/    Charles Haug
                                            -------------------------
                                            Name:  Charles Haug
                                            Title: Servicing Officer